EXHIBIT 10(a)

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LIMITED
LIABILITY COMPANY AGREEMENT

OF

ACADIA POWER PARTNERS, LLC

    FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Amendment"), dated as of August 9, 2005, between Calpine Acadia Holdings, LLC, a Delaware limited liability company ("Calpine"), and Acadia Power Holdings LLC, a Louisiana limited liability company ("Acadia Holdings"), as the sole members of Acadia Power Partners, LLC, a Delaware limited liability company (the "Company").

 W I T N E S S E T H :

    WHEREAS, Calpine and Acadia Holdings (collectively, the "Members") are parties to the Second Amended and Restated Limited Liability Company Agreement of Acadia Power Partners, LLC, dated as of May 9, 2003 (the "LLC Agreement"); and

    WHEREAS, the Members desire to amend certain provisions of the LLC Agreement as set forth below;

    NOW, THEREFORE, in consideration of the agreements and obligations described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Members agree as follows:

                    1.  Definitions.  Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

                    2.  Amendments to the LLC Agreement.  In accordance with Section 22.2 of the LLC Agreement, the LLC Agreement is hereby amended as set forth below:

    2.1.  Article 5 (Joint Development of Project).  A new Section 5.9 is inserted at the end of Article 5 of the LLC Agreement to read in its entirety as follows:

            Section 5.9.  Interconnection Representative.

                        5.9.1.  Appointment.  So long as Calpine Energy is a party to both PPAs and is not in default of either PPA, Calpine shall be the Company's representative with respect to all issues arising out of the Electric Interconnection Agreements, in which capacity Calpine:

                        (a)  shall have the right to make all decisions on behalf of the Company with respect to the matters that require a decision of, or direction from, the Company under either Electric Interconnection Agreement;

                        (b)  may appoint an individual, who may or may not be Calpine's Representative, to have lead responsibility for such issues;

                        (c)  may act as the interface with, and supervise, all third parties performing work related to the Electric Interconnection Agreements;

                        (d)  shall report to the Management Committee (i) as requested regarding the status of matters relating to the Electric Interconnection Agreements and (ii) all major developments relating to the Electric Interconnection Agreements as circumstances warrant;

                        (e)  shall (i) provide to the Management Committee such information and materials as the Management Committee or Acadia Holdings may reasonably request and (ii) allow review by the Management Committee or Acadia Holdings of all material work product;

                        (f)  shall cooperate with the Management Committee in performing such tasks; and

                        (g)  shall not initiate any litigation or take any other action that would obligate the Company to bear any costs or expenses without the prior express written consent of the Management Committee.

                        5.9.2.  Upgrades to Transmission Systems.  If Calpine recommends that the Company pay for any upgrade to the transmission system of either Cleco Power or Entergy Gulf States pursuant to an Electric Interconnection Agreement and the Management Committee does not approve such expense, Calpine shall be entitled to agree to such upgrade on behalf of the Company so long as Calpine funds the expense for such upgrade in full.  In such event, Calpine shall be entitled (a) to receive the full benefit of any payment, credit or discount received by the Company under such Electric Interconnection Agreement to the extent attributable to Calpine's payment for such upgrade and (b) to assign such benefits to third parties, including Calpine Energy.  No such payment shall be considered a Capital Contribution.

2.2.  Article 12 (Distributions).  Section 12 of the LLC Agreement is hereby amended by (a) amending the first sentence of Section 12.1 thereof to be and read as follows:

During each Fiscal Year within the Priority Period, if the Management Committee determines that the Company has cash available after payment of the Special Distribution, required operating expenses and liabilities of the Company, Reimbursable Member Expenses and Reimbursable Project Management Expenses, the Company shall distribute to Acadia Holdings cash in the amount of the Accumulated Priority Amount and the Priority Amount ("Priority Distributions").

and (b) amending the first sentence of Section 12.3 thereof to be and read as follows:

If at any time and from time to time (other than in connection with the dissolution and termination of the Company pursuant to Article 15), the Management Committee determines that the Company has cash available (or may draw on unfunded loan commitments to the extent permitted by the Financing Documents) after payment of the Special Distribution, Priority Distributions, required operating expenses and liabilities of the Company, Reimbursable Member Expenses and Reimbursable Project Management Expenses, the Company shall distribute such available cash, or draw on any unfunded loan commitments to the extent permitted by the Financing Documents, and distribute all or any portion of that excess cash and drawdown funds to the Members Pro Rata, subject to the provisions of the Financing Documents.

    2.3.  Appendix A (Glossary of Defined Terms).  Appendix A to the LLC Agreement is hereby amended by (a) amending the definition of "Electric Interconnection Agreements" to be and read as follows:

            "Electric Interconnection Agreements" means (a) the Amended and Restated Interconnection and Operating Agreement, dated January 4, 2001, between the Company and Entergy Gulf States and (b) the Interconnection and Operating Agreement, made effective July 1, 2001, between Cleco Power and the Company.

and (b) adding, in proper alphabetical order, new definitions of "Cleco Power" and "Entergy Gulf States", which shall be and read as follows:

            "Cleco Power" means Cleco Power LLC.

            "Entergy Gulf States" means Entergy Gulf States, Inc., a Texas corporation.

            3.  Effectiveness.  The LLC Agreement, as amended hereby, shall continue to be, and shall remain, in full force and effect.

            4.  Headings.  The headings of the Sections of this Amendment are included for convenience only and shall not be deemed to constitute a part of this Amendment.

            5.  Counterparts.  This Amendment may be executed in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same agreement.  All signatures need not be on the same counterpart.

            6.  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws rules thereof that would direct the application of the laws of another jurisdiction.

[Remainder of page intentionally left blank.]

                IN WITNESS WHEREOF, this First Amendment to Second Amended and Restated Limited Liability Company Agreement has been executed by the Members effective as of the date first written above.

ACADIA POWER HOLDINGS LLC

By   /s/  Samuel H. Charlton III

    Name:  Samuel H. Charlton III

    Title:  Manager

CALPINE ACADIA HOLDINGS, LLC

By   /s/  Greg Roberts

    Name:  Greg Roberts

    Title:  Vice President